Exhibit 10.94

INDEFINITE TERM EMPLOYMENT AGREEMENT

BETWEEN THE UNDERSIGNED:

Cheniere International, Inc., acting on behalf of the company Cheniere LNG Services, a société à responsabilité limitée whose registration is pending and whose registered office is located at 46 rue Pierre Charron, 75008 Paris, and represented by Mrs Ann Raden, duly authorised in this regard.

(hereinafter, the company Cheniere LNG Services

will be referred to as “the Company”)

For the first part,

AND

Mr Jean Abiteboul, of French nationality, residing at

Social Security number:

(hereinafter referred to as “Mr Abiteboul”)

For the second part,

IT HAS THEREFORE BEEN AGREED AS FOLLOWS:

ARTICLE 1 – EMPLOYMENT

This agreement shall be governed by the applicable laws and regulations and by the specific terms and conditions set out herein.

The Company shall employ Mr Abiteboul as Executive Director beginning on 20 February 2006, subject to the pre-employment medical examination, which employment Mr Abiteboul hereby accepts.

Mr Abiteboul hereby declares that he has no binding relationship with any other company and that, as at the effective date of this agreement, he will have left his previous employer free of any obligation. In particular, Mr Abiteboul declares that he is not subject to any non-compete obligation.

Mr Abiteboul shall inform the Company of any change in his personal circumstances (address, etc.).

This agreement shall supersede and replace any previous offers, negotiations, or documents that may have been exchanged between the parties, or on their behalf.

ARTICLE 2 – DUTIES

Mr Abiteboul shall hold the position of Executive Director, classified as a senior executive position.

Mr Abiteboul shall be entrusted, in particular, with the general management of the Company and with managing the Cheniere Group’s business in Europe.

Together with the Gérants of the Company, Mr Abiteboul shall actively participate in defining the Cheniere Group’s European strategy, and shall specifically be in charge of the definition, development and execution of the commercial and energy supply strategy of the Group.

It is understood that the description above in no way constitutes an exhaustive list of Mr Abiteboul’s responsibilities, and the Company reserves the right to amend these to match his duties without any such amendment being a modification of his employment agreement, and in executing this agreement, Mr Abiteboul expressly accepts the Company’s right to make such adjustments.

In his capacity as Executive Director, Mr Abiteboul shall regularly report to Mr Charif Souki, one of the Gérants of the Company and Chief Executive Officer of Cheniere International, Inc. For this purpose, Mr Abiteboul shall abide by the instructions he is given and shall provide any and all reports or information on his activities on behalf of the Company.

Mr Abiteboul hereby undertakes to carry out his duties in the Company’s best interest and in the best interest of the Cheniere Group, in keeping with general Company policies by which he agrees to abide. Mr Abiteboul shall dedicate all his professional knowledge and care in carrying out these duties.

ARTICLE 3 – TERM

3.1. Term of the agreement

This agreement is entered into for an unlimited term.

3.2. Trial period

This agreement shall only become definitive upon expiry of a three-month trial period that begins on the effective hiring date and may be renewed for one additional three-month period.

This period must correspond to actual time worked, and therefore shall be suspended in the event Mr Abiteboul is absent for any reason whatsoever.

Over the course of the trial period, this agreement may be terminated at any time without notice or severance indemnity.

3.3 Notice

Three months’ prior notice is required for termination of this agreement at the Company’s initiative, save in cases of serious misconduct or gross negligence on Mr Abiteboul’s part.

Three months’ prior notice is required for termination of this agreement at Mr Abiteboul’s initiative.

ARTICLE 4 –WORKING TIME

In view of his considerable responsibilities and the extensive independence he enjoys in organising his schedule, his ability to make autonomous decisions, and in view of his remuneration, it is hereby agreed that Mr Abiteboul is a senior executive within the meaning of article L. 212-15-1 of the Labour Code.

Mr Abiteboul therefore shall not be subject to applicable legal provisions regarding statutory working time, and expressly agrees that his working time is not governed by a strict schedule, and that he will devote whatever time is necessary to accomplishing his duties.

ARTICLE 5 – FIXED REMUNERATION

The fixed remuneration of Mr. Abiteboul will comprise a basic salary and an expatriation allowance.

5.1 Basic salary

Mr Abiteboul shall receive a fixed annual gross salary of €162,000 (one hundred and sixty-two thousand euros) as remuneration for his position as defined above, to be paid in twelve monthly instalments of €13,500 (thirteen thousand five hundred euros).

All of Mr Abiteboul’s remuneration shall be subject to deductions for social security and in particular the employee’s social security contribution, additional retirement and social welfare contributions, medical insurance, and unemployment insurance.

Mr Abiteboul’s salary as noted above has been agreed upon in view of his responsibilities, and therefore is composed of a lump sum amount in remuneration of the working time he will devote to carrying out his duties.

5.2 Expatriation indemnity

In order to take into account the time spent abroad for the needs of and in the interests of the Company and given the constraints caused by these missions requiring frequent travel outside of France, Mr Abiteboul will receive an expatriation allowance set out in article 81-A-II of the General Tax Code and calculated under the form of an Daily Mission Indemnity.

“Mission” means any business trip of a duration of at least 24 hours in a country outside of France. “Day” means any day (including bank holidays) which is worked and not including paid holidays, the majority of which day is spent abroad.

The sum of the Daily Mission Indemnity will vary according the duration of the Mission and will be calculated as follows:

—For any stay of less than 5 nights outside France:

o	Per Day in Europe Euros 1,000;
o	Per Day outside Europe Euros 1,200.

—For any stay of at least 5 nights outside France:

o	Per Day in Europe Euros 1,200;
o	Per Day outside Europe Euros 1,400.

The Company will pay a monthly advance in the gross sum of €4,000 (four thousand euros) by way of expatriation indemnity. An adjustment will take place twice a year (in June and December) or, as necessary, at the end of the contract by way of the an adjustment to the sum due on termination, in order to take into account the exact number and duration of the Missions giving right to an expatriation allowance for the Day. Mr Abiteboul expressly accepts that an adjustment following an over-payment will by made directly to his monthly remuneration.

In any case, this expatriation allowance will be capped at the gross annual sum of €48,000 (forty-eight thousand euros) (adjusted prorata temporis as required), whatever the number of Days per Mission undertaken.

The expatriation allowance will be referred to expressly in the pay slip of Mr Abiteboul and will be paid under the same conditions as the basic salary.

It is agreed that Mr Abiteboul will keep a detailed list of the Missions he undertakes, stating the place and duration of the Mission and will attach to such list all receipts relating to his business trips abroad. This list and the receipts relating to it will be sent by Mr Abiteboul each month to the Company’s payroll service.

ARTICLE 6 – VARIABLE REMUNERATION

Mr Abiteboul shall receive variable remuneration in the form of an annual bonus of up to 100% of his fixed salary if the objectives he has been given are fully achieved.

In addition, Mr Abiteboul will receive an annual award of shares or options for a value of up to 100% of his annual gross basic remuneration subject to the terms of the Plan and the achievement of objectives.

ARTICLE 7 – BENEFITS

Mr Abiteboul shall enjoy all benefits currently applicable in the Company in France.

ARTICLE 8 – PLACE OF WORK AND TRAVEL

Mr Abiteboul shall carry out his duties mainly at the Company’s premises, which are located in Paris on the date of signature hereof.

The parties hereby agree that the place of work is not an essential component of this agreement, and Mr Abiteboul acknowledges that, for organizational and operational reasons, the Company may have reason to change his place of employment within Europe. The Company shall observe a prior notification period in the event of any change.

The Company hereby undertakes only to implement this clause should it be in the Company’s interest to do so.

In view of the responsibilities he holds, Mr Abiteboul will have reason to travel frequently in France and abroad, which he hereby expressly agrees to do.

ARTICLE 9 – EXPENSES

Mr Abiteboul shall be reimbursed for all expenses for travel and accommodations, etc. together with all professional expenses upon submission of supporting documentation, in accordance with the Company’s applicable reimbursement policy.

ARTICLE 10 – PAID HOLIDAY LEAVE

Mr Abiteboul shall be entitled to the paid holiday leave set out under law. The dates for such leave shall be decided upon together with the Company in view of the Company’s needs.

Paid holiday leave accrued over a given year of reference cannot be taken or postponed beyond the end of the following year of reference.

ARTICLE 11 – ILLNESS

In the event Mr Abiteboul is unable to work due to illness or accident, he must inform the Company at the beginning of the first business day of such inability, unless it is impossible for him to do so. In addition, should this inability last for more than two days, Mr Abiteboul shall be required to provide justification by sending a medical certificate to the Company, or having one sent, no later than 48 hours after his absence has begun.

The employee shall be compensated in keeping with the provisions of French law.

ARTICLE 12 – EXCLUSIVITY

Mr Abiteboul hereby undertakes to devote all his working time and efforts exclusively to the Company or any other Group company.

Throughout his employment, Mr Abiteboul hereby undertakes not to directly or indirectly carry out any activity of any kind whatsoever, at any time, on his own behalf or on behalf of any person, company or entity that might directly or indirectly compete with the Company’s business and products, or with those of any other entity related to the Company, unless the Company expressly agrees thereto in writing.

Mr Abiteboul shall also refrain, throughout his employment with the Company, from providing any collaboration, advice, or assistance (in any capacity, whether as employee, under an independent contract, or otherwise) to any entity that may directly or indirectly compete with the Company’s business or products and from any promotion, financing, or investment in the business or share capital of such entities.

ARTICLE 13 – CONFIDENTIALITY AND PROFESSIONAL SECRETS

All Company and Group company documents and books, any and all information that Mr Abiteboul may possess on the Company’s clients or on clients of Group companies, any and all information related to his work within the Company (especially business plans, forecasts, marketing plans, offers, price information, databases, projected budgets, employee contact information, client requirements, financial information, etc.) are confidential and belong exclusively to the Company.

Mr Abiteboul may not, either during his employment or at any time thereafter, directly or indirectly give, provide, or supply any person, firm, organisation, or company with any professional secret or any confidential information, as described above, regarding the

Company, its subsidiaries, clients, or employees in any way whatsoever, unless given express written authorisation to do so by a legal representative of the Company.

The restrictions of the above clause do not apply to information that is in the public domain.

In the event of termination of this agreement for any reason, Mr Abiteboul must remit to the Company any files, correspondence, documents, memoranda, e-mail, and any other documents or information stored in any way that he may have in his possession.

Mr Abiteboul must also remit any and all copies of any documents, correspondence, and files of which he is aware.

ARTICLE 14 – NON-COMPETE OBLIGATION

In view of the nature of his position within the Company and the very confidential information that he has access to as part of that position, Mr Abiteboul hereby undertakes, upon expiry of this agreement for any reason (save termination within the trial period) to refrain from the following for a period of twelve (12) months as from such expiry:

i.	Canvassing clients with whom he has been in contact or had a business relationship as part of his position within the twelve months preceding the termination of this agreement, insofar as such canvassing could have the effect of competing with the Company or Group companies’ business;

ii.	Entering the service of a company that engages in business that directly competes with the Company or Group companies, creating his own company engaged in business that competes with the Company or Group companies, or directly or indirectly participating in any such endeavour;

It is expressly agreed that this non-compete clause is limited to France, Switzerland, the Netherlands, the United Kingdom, and any countries in which Mr Abiteboul may have carried out some or all of his duties in the 12 months prior to termination of this employment agreement.

In consideration of this non-compete obligation, the Company hereby undertakes to pay Mr Abiteboul a monthly indemnity for non-competition throughout the performance of this clause, equal to 30% of the average fixed monthly salary over the past 12 months. Any failure on the part of Mr Abiteboul to observe the non-compete obligation shall release the Company from payment of said indemnity, without prejudice to any damages that may be claimed for the resulting prejudice.

It is understood that in all circumstances, the Company shall be entitled to waive the non-compete clause subject to informing Mr Abiteboul in writing within the month following notice of termination of his employment agreement. In this event, the Company shall be released from payment of the non-compete indemnity.

ARTICLE 15 – NON-SOLLICITATION

Upon expiry of this agreement for any reason, Mr Abiteboul shall refrain, for twelve (12) months as from his effective departure from the Company, from:

i.	Offering employment to any person who was a Company or Group company employment at the time of such effective departure or over the preceding twelve (12) months, or attempting by any direct or indirect means to persuade or encourage such person to accept another position or leave the Group, and

ii.	Hiring any person who was a Company or Group company employee at the time of such departure or over the course of the twelve (12) preceding months, or procuring a third party with whom Mr Abiteboul has a business relationship to hire the said person.

ARTICLE 16 – GIFTS/LOANS

Unless authorised by the Company, Mr Abiteboul must not accept any amount of money as a gift or loan from a client, supplier, or contract partner with whom he is in contact or has a business relationship within the framework of his employment agreement.

Mr Abiteboul must not under any circumstances accept any gift or in-kind benefit of significant value from a client, supplier, or contract partner, or party with whom he is in contact or has a business relationship within the framework of his employment agreement, except with the Company’s prior written consent.

ARTICLE 17 – APPLICABLE RULES

In general, Mr Abiteboul hereby undertakes to comply with the rules applicable in the Company, including the Cheniere Group’s “Foreign Corrupt Practices Act Policy.”

ARTICLE 18 – APPLICABLE LAW – JURISDICTION

This agreement shall come under the jurisdiction of the French courts, which will rule according to French law.

Pursuant to the law of 6 January 1978, Mr Abiteboul shall be entitled to have access to and correct any personal data contained in this agreement.

Signed at Paris, on 20 February 2006, in duplicate.

/s/ Ann Raden	/s/ Jean Abiteboul
The Company	Jean ABITEBOUL

Paris, 23 February 2006,

Dear Mr Abiteboul,

Pursuant to your request, we confirm that a potential bonus may be paid to you in the following conditions:

In the event that the expatriation indemnity not to achieve the annual maximum sum, being 48,000 euros (or pro rata as applicable), the Company will pay to you a ‘differential’ indemnity, by way of an end of year bonus, in order that your basic remuneration as envisaged by article 5 of the contract of employment will equal the total annual gross sum of 210,000 euros (being the fixed salary + expatriation indemnity + potential annual bonus = 210,000 euros).

The sum of such potential bonus will be paid in January of each calendar year.

Yours sincerely,

/s/ Ann Raden

Ann Raden

(VP, Human Resources and Administration)

Duly authorised by Cheniere International, Inc.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Bon pour accord

/s/ Jean Abiteboul

Jean Abiteboul

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AMENDMENT TO A CONTRACT OF EMPLOYMENT

Between:

CHENIERE LNG SERVICES a limited liability company, registered at the Paris Company Registry under number B 488 841 685, the head office of which is at 46 rue Pierre Charron, 75008 Paris represented by Ms. Ann Raden, duly authorised in this regard

(Hereafter Cheniere LNG Services SARL

Shall be referred to as “the Company”)

On the one hand,

and:

MR JEAN ABITEBOUL, of French nationality, residing at

(hereafter “Monsieur Abiteboul”)

Of the other part

IT IS AGREED AS FOLLOWS:

Mr Abiteboul’s contract of employment dated 20 February 2006 is modified with effect from 1 January 2007, in the following terms:

ARTICLE 5 – BASIC REMUNERATION

5.1 Basic salary

Mr Abiteboul will receive in remuneration for the duties defined above, an annual gross basic salary of 170,100 euros (one hundred and seventy thousand one hundred euros) which will be paid to him in twelve monthly instalments of 14,175 euros (fourteen thousand one hundred and seventy five euros), in arrears.

All of his remuneration will be subject to social deductions and, in particular, for employee social security contributions, complementary retirement, life assurance, complementary health insurance and unemployment insurance.

The salary which Mr Abiteboul shall receive as indicated above has been agreed taking account of his responsibilities and given the nature of the working time which Mr Abiteboul will devote to his role.

5.2 Expatriation indemnity

In order to take account of the time which Mr Abiteboul will be required to spend abroad in the interests of the Company for the development and execution of the commercial strategy and energy supplies of the Group and given the particular inconveniences related to such assignments abroad, requiring frequent trips outside of France, Mr Abiteboul will receive an expatriation indemnity in

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compliance with article 81-A-II of the General Tax Code, calculated in the form of a Daily Mission Indemnity.

“Mission” means any business trip of a duration of at least 24 hours in a country outside of France. “Day” means any day (including bank holidays) which is worked and not including paid holidays, the majority of which day is spent abroad.

The sum of the Daily Mission Indemnity will vary according the duration of the Mission and will be calculated as follows:

—For any stay of less than 5 nights outside France:

o	Per Day in Europe—Euros 1,050;
o	Per Day outside Europe—Euros 1,260.

—For any stay of at least 5 nights outside France:

o	Per Day in Europe—Euros 1,260;
o	Per Day outside Europe—Euros 1,470.

The Company will pay a monthly advance in the gross sum of €4,200 (four thousand two hundred euros) by way of expatriation indemnity. An adjustment will take place twice a year (in June and December) or, as necessary, at the end of the contract by way of an adjustment to the sum due on termination, in order to take into account the exact number and duration of the Missions giving right to an expatriation allowance for the Day. Mr Abiteboul expressly accepts that an adjustment following an over-payment will by made directly to his monthly remuneration.

In any case, this expatriation allowance will be capped at the gross annual sum of € 50,400 (fifty thousand four hundred euros) (adjusted prorata temporis as required), whatever ever the number of Days and Missions undertaken.

The expatriation allowance will be referred to expressly in the pay slip of Mr Abiteboul and will be paid under the same conditions as the basic salary.

It is agreed that Mr Abiteboul will keep a detailed list of the Missions he undertakes, stating the place and duration of the Mission and will attach to such list all receipts relating to his business trips abroad. This list and the receipts relating to it will be sent by Mr Abiteboul each month to the Company’s payroll service.

The remaining terms of Mr Abiteboul’s contract of employment will remain unchanged.

Signed at

In two copies, on 20 March 2007.

/s/ Ann Raden	/s/ Jean Abiteboul
Ann Raden*	Mr JEAN ABITEBOUL*

CHENIERE LNG SERVICES SARL

*preceded by the mention “agreed”.

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AMENDMENT TO INDEFINITE TERM CONTRACT OF EMPLOYMENT

BETWEEN:

Cheniere LNG Services, a limited liability company, registered at the Paris Company Registry under number 488 841 685, the head office of which is at 46 rue Pierre Charron, 75008 Paris, represented by Madame Ann Raden, duly authorised in this regard,

(hereafter “the Company”)

On the one hand

AND :

Mr Jean Abiteboul, of French nationality, residing at

(hereafter the “Employee”)

On the other hand

Together, the “Parties”

WHEREAS:

The Employee commenced employment with the Company under an indefinite term contract of employment dated 20 February 2006 (the “Contract”), as Executive Director.

The Parties have met and agreed an increase to the fixed salary of the Employee. For the avoidance of doubt, it is confirmed that the Employee will continue to be entitled to the expatriation indemnity.

IT IS AGREED AS FOLLOWS:

The terms of this amendment annul and replace the current provisions of the Contract relating to fixed basic salary and the expatriation indemnity.

All other terms of the Contract remain unchanged.

ARTICLE 1. BASIC SALARY

This provision will take effect retroactively from 16 January 2008. The Employee will therefore receive in remuneration for his activity a gross annual basic salary of 176,772 euros (one hundred and seventy six thousand seven hundred and seventy two euros) which will be paid to him in twelve monthly payments of 14,731 euros (fourteen thousand seven hundred and thirty one euros), in arrears.

All of the Employee’s remuneration shall be subject to deductions for social security and in particular the employee’s social security contribution, additional retirement and social welfare contributions, medical insurance, and unemployment insurance.

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The Employee’s salary as noted above has been agreed upon in view of his responsibilities, and therefore is composed of a lump sum amount in remuneration of the working time he will devote to carrying out his duties.

ARTICLE 2. EXPATRIATION INDEMNITY

In order to take into account the time spent abroad for the needs of and in the interests of the Company and given the constraints caused by these missions requiring frequent travel outside of France, the Employee will receive an expatriation allowance set out in article 81-A-II of the General Tax Code and calculated under the form of an Daily Mission Indemnity.

“Mission” means any business trip of a duration of at least 24 hours in a country outside of France. “Day” means any day (including bank holidays) which is worked and not including paid holidays, the majority of which day is spent abroad.

The sum of the Daily Mission Indemnity will vary according the duration of the Mission and will be calculated as follows:

—For any stay of less than 5 nights outside France:

Per Day in Europe Euros 1,050;

Per Day outside Europe Euros 1,260.

For any stay of at least 5 nights outside France:

Per Day in Europe Euros 1,260;

Per Day outside Europe Euros 1,470.

The Company will pay a monthly advance in the gross sum of €4,364 (four thousand three hundred and sixty four euros) by way of expatriation indemnity. An adjustment will take place twice a year (in June and December) or, as necessary, at the end of the contract by way of the an adjustment to the sum due on termination, in order to take into account the exact number and duration of the Missions giving right to an expatriation allowance for the Day. The Employee expressly accepts that an adjustment following an over-payment will by made directly to his monthly remuneration.

In any case, this expatriation allowance will be capped at the gross annual sum of €52,368 (fifty two thousand three hundred and sixty eight euros) (adjusted prorata temporis as required), whatever the number of Days per Mission undertaken.

The expatriation allowance will be referred to expressly in the pay slip of the Employee and will be paid under the same conditions as the basic salary.

It is agreed that the Employee will keep a detailed list of the Missions he undertakes, stating the place and duration of the Mission and will attach to such list all receipts relating to his business trips abroad. This list and the receipts relating to it will be sent by the Employee each month to the Company’s payroll service.

This amendment will take effect from 16 January 2008.

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Signed in two copies,

Paris,                          2008

/s/ Ann Raden	/s/ Jean Abiteboul
The Company	Jean Abiteboul

Amendment initialled on each page

Signatures preceded by the mention in manuscript “Read and approved”

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